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                                                                    EXHIBIT 10.9

                    [LETTERHEAD OF EXTRICITY (TM) SOFTWARE]



February 17, 1999

Mr. James R. Lochry
1800 Brookside Dr.
Roswell, GA 30076


          Re: Employment With Extricity Software, Inc.
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Dear Jim:

       Extricity Software, Inc. (the "Company") is pleased to offer you a
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position as Vice President, World Wide Sales in the Company, on the terms set forth in this letter agreement, effective as of your actual start date, which is anticipated to be around March 1, 1999, upon your acceptance by execution of a counterpart copy of this letter where indicated below.

       1.   Reporting; Duties and Responsibilities; Employment At Will; Employee
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Invention Assignment and Confidentiality Agreement.  Today, in this position,
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you will report to the President/CEO of the Company. Your specific duties and responsibilities will be determined by him or her. This offer is for a full time position. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any reason.

       2.   Salary; Bonus; Benefits and Vacation. Your initial base salary will
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be $175,000 per year, subject to adjustment in good faith by the Company, payable in accordance with the Company's customary payroll practice as in effect from time to time. You also will be eligible to earn an annual bonus/incentive payment. The targeted value of your initial annual Bonus for our fiscal year beginning April l, 1999 will be $150,000.00. In subsequent fiscal years, the targeted annual bonus will be determined annually, subject to adjustment in good faith by the Company. The actual amount of the bonus will be determined by the Company's President/CEO and the board of directors, based upon a written compensation plan to be jointly developed and agreed to by each of us. The bonus will be determined and paid based upon the terms of the compensation plan with the final payment being no later than 30 days after the end of the fiscal year. You also will receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.

       3.   Stock Option. Effective at the Company's Board of Directors meeting
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next after the date of this letter, the President/CEO of the Company will recommend that the Board grant
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you an incentive stock option, effective upon the date of such Board of
Directors meeting, to purchase up to 200,000 shares of the Company Common Stock. The grant of such option shall be subject to Board approval. The vesting of such option will begin on the date of your commencement of employment with the Company (on or before March 1, 1999) and the exercise price for this option will be the then-current fair market value of the Company Common Stock at the date of grant. The option will vest according to the Company's standard four-year vesting schedule, which calls for an initial vesting of 25% of the total (i.e.,
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50,000 shares) after the first year of continuous service to the Company, and thereafter an additional 2.09% of the shares per month, at the close of each month during which you remain employed with the Company, over the remainder of the vesting term. Unvested shares will be repurchasable at the original purchase price per share on termination of employment.

       3a.  Merger or Acquisition. If the Company is acquired in a merger or
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acquisition where the Company's shareholders own less than a majority of the outstanding stock of the surviving corporation after the closing of the transaction, then half of (50%) may unvested shares or options held by you at closing will vest as of the consummation of that transaction.

       3b.   Additional Stock Option.   At the conclusion of the Company's
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fiscal year ending March 31, 2000, and conditional upon your continued
employment with the company, we will grant you an additional stock option of up to 25,000 shares. The actual number of shares granted will be based upon achieving substantially the revenue plan of the Company and will be computed using a formula to be mutually agreed upon by you and I.


       4.   Confidential Information.   As an employee of the Company, you will
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have access to certain Company confidential information and yon may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

       5.   At-Will Employment.  While we look forward to a long and profitable
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relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

       6.  Authorization to Work.  Because of Federal regulations adopted in the
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Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.
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       7.   Term of Offer.  This offer will remain open until February 28, 1999.
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If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.


       As we discussed, this offer is conditional upon you beginning work (becoming an "official" employee) no later than March 1, 1999. We understand your need to take personal time off during March, and our arrangement during the month of March would involve you spending some time (perhaps 1 week's worth) working with us to develop our annual plan, our hiring goals and getting set up administratively (phone, Fax, e-mail). The balance of the time you take off during March would be counted as unpaid, personal time off. You would begin full time work on or before April 1, 1999.

       We are excited to have you join us and look forward to working with you.

                                Sincerely,

                                /s/ Kenneth Ross
                                Kenneth Ross
                                President & CEO


Acknowledged, Accepted and Agreed

/s/ Jim Lochry    2/21/99
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Jim Lochry        Date